EXHIBIT 23.1

[LETTERHEAD OF KPMG LLP]

Consent of Independent Registered Public Accounting Firm

The Board of Directors
ATI Technologies Inc.

We consent to the incorporation by reference into the Registration Statement on Form S-8 of ATI Technologies Inc. (the “Company”) for the registration of Common Shares of the Company to be issued pursuant to the Company’s Restricted Share Unit Plans of our report dated September 30, 2004 with respect to the consolidated balance sheets of the Company as at August 31, 2004 and 2003, and the related consolidated statements of operations and retained earnings and cash flows for each of the years in the three-year period ended August 31, 2004, incorporated by reference herein.

/s/ KPMG LLP
Chartered Accountants

Toronto, Canada
November 18, 2005